KILLMAN, MURRELL & COMPANY, P.C.
                         Certified Public Accountants

June 26, 2006


Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549


Dear Sir/Madam:

We have read the statements included in the Form 8-K dated June 26, 2006, of Central American Equities Corp., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our resignation and our audit for the year ended December 31, 2005. We are not in a position to agree or disagree with the statements in Item 4 regarding the engagement another CPA.

Very truly yours,


/S/ Killman, Murrell, & Company., P.C.
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Killman, Murrell, & Company, P.C.